                             REINSURANCE AGREEMENT




                                    between





                                [CEDING COMPANY]





                                      and





                                  [REINSURER]

                                     INDEX

                                                                           ARTICLE      PAGE
                                                                           -------      ----
Access to Records                                                            XII         7
Amounts at Risk                                                               II         1
Arbitration                                                                 XVII         8
Automatic Excess Reinsurance                                                 III         2
Claims                                                                       VII         5
Currency                                                                     XIV         7
DAC Tax Regulation Election                                                XVIII         9
Delays, Errors, or Omissions                                                XIII         7
Effective Date; Term and Termination                                         XIX        10
Extra Contractual Obligations                                                 IX         6
Hold Harmless                                                                 XV         8
Insolvency                                                                   XVI         8
Liability of Reinsurer                                                        IV         3
Litigation                                                                     X         6
Notices                                                                       XX        13
Offset                                                                        XI         7
Parties to the Agreement                                                       I         1
Premium Accounting                                                            VI         4
Reinsurance Premiums                                                           V         3
Reserves                                                                    VIII         5


                                    SCHEDULES

         A        Maximum Limits of Reinsurance in Reinsurer
         B        Policy Forms and Funds Subject to this Reinsurance Agreement
         C        Definition of Guaranteed Minimum Death Benefit
         D        Reinsurance Premium Rates
         E        Reporting Format Description

                              REINSURANCE AGREEMENT
                         (hereinafter called Agreement)

                                     between

                                [CEDING COMPANY]

                       (hereinafter called Ceding Company)

                                       and

                                   [REINSURER]

                         (hereinafter called Reinsurer)

It is agreed by the two companies as follows:

                       ARTICLE I PARTIES TO THE AGREEMENT

This Agreement shall be binding upon and shall inure solely to the benefit of Ceding Company and Reinsurer. This Agreement shall not and is not intended to create any right or interest in any third party and shall not and is not intended to create any legal relationship between either party and any third party, including, without limitation, annuitants, insureds, certificate holders, employees, dependents, beneficiaries, policy owners, applicants or assignees under any policy or contract issued by Ceding Company.

                           ARTICLE II AMOUNTS AT RISK

A. The reinsurance death benefit is the excess of the guaranteed minimum death benefit over the contract surrender value. At issue, the guaranteed minimum death benefit is equal to the initial premium. Once every year thereafter, on the contract anniversary, prior to certificate or contract owner attained age 81, the guaranteed minimum death benefit is reset to the then current contract value, if this value exceeds the current guaranteed minimum death benefit.

B. The Contract Value represents the owner's invested assets in the funds in Schedule B as it appears in the records of Ceding Company before application of any contingent deferred sales charge on any given date. The Surrender Value is defined as the Contract Value less any contingent deferred sales charge. The charge is a percentage of the amount surrendered (not to exceed the aggregate amount of the premium payments made) and equals:

                                                       Length of Time
                                                       from Premium Payment
                    Charge                             (Number of Years)
                    ------                             -----------------
                    6%                                          1
                    6%                                          2
                    5%                                          3
                    5%                                          4
                    4%                                          5
                    3%                                          6
                    2%                                          7
                    0%                                          8 or more

C. The Net Amount At Risk, is equal to the guaranteed minimum death benefit less the Surrender Value at the end of each calendar month. The Net Amount At Risk cannot fall below zero.

                    ARTICLE III AUTOMATIC EXCESS REINSURANCE

A. On and after the Effective Date of this Agreement, subject to the terms, conditions and limitations set forth in this Agreement and the Schedules attached to and made a part hereof, Ceding Company shall cede and the Reinsurer shall accept Ceding Company's guaranteed death benefit liability under the Variable Annuity Contracts, as described in Article II A.

B. This Agreement covers only Ceding Company's liability for claims paid under Variable Annuity Contracts written on forms and investment in funds which were reviewed by the Reinsurer prior to their issuance. Forms, as supplemented by additional materials, and funds available as of the date of this Agreement are listed on Schedule B, attached hereto and made a part hereof. If Ceding Company intends to cede to Reinsurer liability with respect to a new form or fund, or a revised version of an approved form or fund, the following applies:

          a) new or revised forms that do not materially impact the guaranteed minimum death benefit risk, shall be submitted to Reinsurer by Ceding Company as a revised Schedule B to be included in this Agreement. A form that contains no change in the guaranteed minimum death benefit calculation and surrender charges no greater than those shown in Article II paragraph B will be deemed to have no material impact on the guaranteed minimum death benefit risk;

          b) new or revised forms or funds that materially impact the guaranteed minimum death benefit risk shall be subject to the approval of Reinsurer. Reinsurer shall have no change in liability until written notice is provided to Ceding Company that such new or revised forms or funds are acceptable. If Reinsurer fails to provide written notice of acceptance within thirty (30) days, such changes shall be considered to have been approved.

                        ARTICLE IV LIABILITY OF REINSURER

Reinsurer's liability for reinsurance under this Agreement shall follow that of Ceding Company in every case, and be subject in all respects to the general stipulations, terms, clauses, conditions, waivers and modifications of the Variable Annuity Contracts.

In no event shall Reinsurer have any reinsurance liability unless the Variable Annuity Contract issued by Ceding Company is in force and the underwriting and issuance of coverage by Ceding Company constitutes the doing of business in a state of the United States of America or in territories of the United States of America in which Ceding Company is properly licensed and authorized to do business.

                         ARTICLE V REINSURANCE PREMIUMS

The monthly premiums for reinsurance subject to the terms and conditions of this Agreement shall be calculated as the average of the reinsurance premiums using the Net Amount at Risk as of the end of the prior month and the reinsurance premium using the Net Amount at Risk as of the end of the current month by applying the YRT rates set forth in Schedule D, subject to the following:

A. The reinsurance premiums shall be based on the older of contract owner and annuitant at the time the Net Amount at Risk is calculated. Ceding Company shall determine the age at the time it prepares the monthly exposure data submission for the variable annuity guaranteed death benefit, as set forth in Schedule E, attached hereto.

B. The premium for each calendar month will be at least equivalent to the Monthly Average Contract Value times the minimum premium rate as shown in paragraphs D and E below. The Monthly Average Contract Value is the average of the contract values at the end of the current calendar month and the end of the prior calendar month. The Monthly Contract Value times the minimum premium rate will be remitted to Reinsurer in advance for the current month, at the time of settlement for the prior month.

C. The premium for each calendar month will be no more than the monthly Average Contract Value times the maximum premium rate as shown in paragraphs D and E below. Basis points (bps) shown below are monthly.

D.   [Premium rate schedules]


                          ARTICLE VI PREMIUM ACCOUNTING

Ceding Company shall forward to Reinsurer within 30 days of the end of the reporting period a monthly statement substantially similar to that set forth in Schedule E. Reinsurance premiums submitted by Ceding Company shall be net of claims incurred. If a balance is due Reinsurer, Ceding Company shall remit any balance due for the prior month along with an advance premium for the current month, in accordance with
Article V.

                               ARTICLE VII CLAIMS

A. Ceding Company is solely responsible for payment of its claims under the Variable Annuity Contracts, policies, master contracts or certificates identified on Schedule B. Ceding Company shall provide Reinsurer with proof of claim, proof of claim payment and any other claim documentation requested by Reinsurer. Reinsurance premiums submitted by Ceding Company shall be net of claims incurred. If a balance is due Ceding Company, Reinsurer shall remit payment within thirty (30) calendar days following receipt of the monthly reinsurance statement, as set forth in Schedule E.

B. Ceding Company shall notify Reinsurer of its intentions to contest, compromise, or litigate a claim involving reinsurance.


                              ARTICLE VIII RESERVES

The reserve held by Reinsurer for reinsurance of the variable annuity death benefit will be determined as follows:

Contracts issued on or after [Date]

The minimum of the amount calculated by Ceding Company or the recognized statutory required reserve. Not to exceed the following:

1. Create artificial one (1) year exposures based on a 1/3 drop in all funds (excluding fixed and money market funds), with no recovery for twelve (12) months.
2. Apply annual mortality rates from the 1980 CSO mortality table.
3. Ignore the benefit of reinsurance premium.

Contracts issued on or before [Date]

The minimum of the amount calculated by Ceding Company or the recognized statutory required reserve. Not to exceed the following:

[Date] Year End -- [ %] of the reserve and [Date] Year End -- [ %] of the reserve calculated using the following method:

1. Create artificial one (1) year exposures based on the following fund performance:
      (a)  [  %] drop in equity funds, with no recovery for twelve (12) months
      (b)  [  %] drop in debt funds, with no recovery for twelve (12) months

2. Apply the annual mortality rates from the [Date] Group Annuity Mortality Table, loaded [ %].

3. Ignore the benefit of reinsurance premium.

[Date] Year End and beyond -- [ %] of the reserve calculated using the same method as contracts issued on or after [Date].

                    ARTICLE IX EXTRA CONTRACTUAL OBLIGATIONS

A. In no event shall Reinsurer be liable for extra contractual damages (whether they constitute Compensatory damages, Statutory penalties, Exemplary or Punitive damages) which are awarded against Ceding Company as a result of an act, omission or course of conduct by Ceding Company in connection with policies subject to this Agreement, unless the Reinsurer shall have received notice of an concurred with the actions taken or not taken by Ceding Company which led to its liability, in which case the Reinsurer shall pay its share of such liability. For this purpose, the Reinsurer's share shall be proportionate with its risk under the business reinsured hereunder.

B. The following definitions shall apply:

      (1) Punitive damages and Exemplary damages are those damages awarded as a penalty, the amount of which is not governed nor fixed by statute.

      (2) Statutory penalties are those amounts which are awarded as a penalty, but fixed in amount by statute.

      (3) Compensatory damages are those amounts awarded to compensate for the actual damages sustained and are not awarded as a penalty nor fixed in amount by statute.

                              ARTICLE X LITIGATION

A. In the event of any action brought against Ceding Company related to the guaranteed minimum death benefit risk under any Underlying Annuity Contract that is subject to the terms and conditions of this Agreement, Ceding Company shall provide a copy of such action and written notice of such action within two (2) business days to Reinsurer. If Reinsurer is a party to action brought against Ceding Company, Ceding Company shall seek agreement by Reinsurer on the selection and appointment of local counsel to represent Ceding Company in such action.

B. Ceding Company and Reinsurer agree that all litigation costs, excluding the salaries of employees of Ceding Company and Reinsurer, shall be borne by Ceding Company. However, if Ceding Company and Reinsurer agree to jointly defend any litigation, litigation costs will be borne in proportion to the net liability borne by each party.

                                ARTICLE XI OFFSET

Either party shall have, and may exercise at any time, and from time-to-time, the right to offset any balance or amounts whether on account of premiums or on account of losses or otherwise, due from one party to the other under the terms of this Agreement. However, in the event of insolvency of Ceding Company subject to the provisions of Article XVI, offset shall only be allowed in accordance with the statutes and/or regulations of the state having jurisdiction over the insolvency.

                          ARTICLE XII ACCESS TO RECORDS

Reinsurer, or its duly authorized representative, shall have access (at any reasonable time) to all records of Ceding Company (including the right to photocopy documents) which pertain in any way to this reinsurance. The right of access shall continue for twelve (12) months following the termination of this Agreement.


                    ARTICLE XIII DELAYS, ERRORS OR OMISSIONS

No accidental delay, errors or omissions on the part of Ceding Company shall relieve Reinsurer of liability provided such delay, errors or omissions are rectified as soon as possible after discovery. However, Reinsurer shall not be liable with respect to any reinsurance which may have been inadvertently included in the premium computation, but which ought not to have been included by reason of the terms and conditions of this Agreement. It is expressly understood and agreed that if failure to comply with any terms of this Agreement is hereby shown to be unintentional or the result of misunderstanding or oversight on the part of either party, both parties shall be restored to the position they would have occupied had no such error or oversight occurred, subject always to the correction of the error or oversight.

                              ARTICLE XIV CURRENCY

All retentions and limits hereunder are expressed in United States dollars and all premium and loss payments shall be made in United States currency. For the purposes of this Agreement, amounts paid or received by Reinsurer in any other currency shall be converted into United States dollars at the rates of exchange on the date such transactions are entered on the books of Reinsurer.

                            ARTICLE XV HOLD HARMLESS

A. Reinsurer shall indemnify and hold Ceding Company harmless from any and all liability, loss, damage, fines, punitive damages, penalties and costs, including expenses and attorney's fees, which results from any negligence or willful misconduct of Reinsurer in fulfilling its duties and obligations under this Agreement or which results from any action which exceeds its authority under this Agreement.

B. Ceding Company shall indemnify and hold Reinsurer harmless from any and all liability, loss, damage, fines, punitive damages, penalties and costs, including expenses and attorney's fees, which results from any negligence or willful misconduct of Ceding Company in fulfilling its duties and obligations under this Agreement or which results from any action which exceeds its authority under this Agreement.

                             ARTICLE XVI INSOLVENCY

In the event of insolvency of Ceding Company, the reinsurance under this Agreement shall be payable directly by Reinsurer to Ceding Company or to its liquidator, receiver, conservator or statutory successor on the basis of Reinsurer's liability to Ceding Company without diminution because of the insolvency of Ceding Company or because the liquidator, receiver, conservator or statutory successor of Ceding Company has failed to pay all or a portion of any claim. It is agreed, however, that the liquidator, receiver, conservator or statutory successor of Ceding Company shall give prompt written notice to Reinsurer of the pendency of a claim against Ceding Company within a reasonable time after such claim is filed in the receivership, conservation, insolvency or liquidation proceeding and that during the pendency of such claim, Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses that it may deem available to Ceding Company or its liquidator, receiver, conservator or statutory successor. The expense thus incurred by Reinsurer shall be chargeable, subject to the approval of the Court, against Ceding Company as part of the expense of conservation or liquidation to the extend of a pro-rata share of the benefit which may accrue to Ceding Company solely as a result of the defense undertaken by Reinsurer.

Where two or more reinsurers are involved in the same claim and a majority in interest elect to interpose to such claim, the expense shall be apportioned in accordance with the terms of this Agreement as though such expense had been incurred by Ceding Company.

                            ARTICLE XVII ARBITRATION

A. As a condition precedent to any right of action hereunder, any dispute between the parties with respect to the interpretation of this Agreement or any right, obligation or liability of either party, whether such dispute arises before or after termination of this Agreement, shall be submitted to arbitration upon the written request of either party. Each party shall select an arbitrator within thirty (30) days of the written request for arbitration. If either party refuses or neglects to appoint an arbitrator within thirty (30) days of the written request for arbitration, the other party may appoint the second arbitrator. The two arbitrators shall select an umpire within thirty (30) days of the appointment of the second arbitrator. If the two arbitrators fail to agree on the selection of the umpire within thirty (30) days of the appointment of the second arbitrator, each arbitrator shall submit to the other a list of three umpire candidates, each arbitrator shall select one name from the list submitted by the other and the umpire shall be selected from the two names chosen by a lot drawing procedure to be agreed upon by the arbitrators.

B. The arbitrators and the umpire all shall be active or retired, disinterested executive officers of insurance or reinsurance companies.

C. The arbitration panel shall interpret this Agreement as an honorable engagement rather than merely as a legal obligation and shall make its decision considering the custom and practice of the applicable insurance and reinsurance business. The arbitration panel is released from judicial formalities and shall not be bound by strict rules of procedure and evidence.

D. The decision of the arbitration panel shall be final and binding on both parties. The arbitration panel may, at its discretion, award costs and expenses as it deems appropriate, including, but not limited to, attorneys' fees and interest. Judgment may be entered upon the final decision of the arbitration panel in any court of competent jurisdiction.

E. All meetings and hearings before the arbitration panel shall take place in Hartford, Connecticut unless some other place is mutually agreed upon the parties.

F. Each party shall bear the expense of its own arbitrator and shall jointly and equally bear with the other party the expenses of the umpire and of the arbitration.


                    ARTICLE XVIII DAC TAX REGULATION ELECTION

Reinsurer and Ceding Company hereby agree to make an election pursuant to Internal Revenue Code Regulations Section 1.848-2(g)(8). This election shall be effective for all taxable years for which the Reinsurance Agreement remains in effect.

The terms used in this article are defined by reference to Regulation Section
1.848.2 promulgated on December 28, 1992.

Reinsurer and Ceding Company agree that the entity with net positive consideration for the reinsurance agreement for each taxable year will capitalize specified policy acquisition expenses with respect to the reinsurance agreement without regard to the general deductions limitation of Section 848(c)(1) of the Internal Revenue Code of 1986, as amended.

Reinsurer and Ceding Company agree to exchange information pertaining to the amount of net consideration under the reinsurance agreement each year to ensure consistency. To achieve this, Ceding Company shall provide Reinsurer with a schedule of its calculation of the net consideration for all reinsurance agreements in force between them for a taxable year by no later than [Date] of the succeeding year. Reinsurer shall advise Ceding Company if it disagrees with the amounts provided by no later than [Date], otherwise the amounts will be presumed correct and shall be reported by both parties in their respective tax returns for such tax year. If Reinsurer contests Ceding Company's calculation of the net consideration, the Parties agree to act in good faith to resolve any differences within thirty (30) days of the date Reinsurer submits its alternative calculation and report the amounts agreed upon in their respective tax returns for such tax year.

Reinsurer represents and warrants that it is subject to U. S. taxation under either Subchapter L or Subpart F of Part III of Subchapter N of the Internal Revenue Code of 1986, as amended.

                ARTICLE XIX EFFECTIVE DATE; TERM AND TERMINATION

A. The effective date of this Agreement is [Date]. This Agreement remains effective for all annuity contracts subject to this Agreement written by Ceding Company for three (3) years from the effective date, unless terminated pursuant to the paragraphs listed below:

B. Either Reinsurer or Ceding Company shall have the option of terminating this agreement with ninety (90) calendar days written notice to the other party for new business anytime on or after the end of the three (3) year period.

C. Once each calendar year, Ceding Company shall have the option to recapture existing contracts beginning with the twentieth (20) anniversary of their reinsurance hereunder. Recapture must be made on an issue year basis, and no contracts can be recaptured unless all contracts with earlier years are recaptured.

D. Reinsurer shall have the option of terminating this Agreement upon delivery of thirty (30) calendar days written notice to Ceding Company, within thirty (30) days of the happening of any of the following events:

FOR NEW AND EXISTING BUSINESS:

       (1)  Ceding Company's A. M. BEST rating is reduced to a "C" or lower.

       (2) Ceding Company is placed upon a "watch list" by its domiciliary state's insurance regulators;

       (3) An order appointing a receiver, conservator or trustee for management of Ceding Company is entered or a proceeding is commenced for rehabilitation, liquidation, supervision or conservation of Ceding Company;

       (4) The Securities and Exchange Commission revokes the authority of Ceding Company to conduct business;

       (5)  Failure by Ceding Company to pay premium in accordance with Article
            V. If, during the thirty (30) days notice period, Reinsurer receives all premiums in arrears and all premiums which may become due within the thirty (30) days notice period, the notice of termination shall be deemed withdrawn. In the event of termination under this paragraph, this Agreement may be reinstated upon the written consent of Reinsurer if, at any time within sixty (60) days of termination, Ceding Company pays and Reinsurer receives all premiums due with interest thereon and payable up to the date of reinstatement. (Please refer to paragraph J below for the interest calculation description).

E. Ceding Company shall have the option of terminating this Agreement upon delivery of thirty (30) calendar days written notice to Reinsurer, within thirty (30) days of the happening of any of the following events:

FOR NEW AND EXISTING BUSINESS:

(1)     Reinsurer's A. M. BEST rating is reduced to a "B++" or lower;

(2) Reinsurer is placed upon a "watch list" by its domiciliary state's insurance regulators;

(3) An order appointing a receiver, conservator or trustee for management of Reinsurer is entered or a proceeding is commenced for rehabilitation, liquidation, supervision or conservation of Reinsurer;

F. If this Agreement is terminated for new and existing business, Reinsurer shall be relieved of all liability to Ceding Company for claims incurred following the termination date of this Agreement under such Underlying Annuity Contracts issued by Ceding Company, and

G. If this Agreement is terminated for new business only, Reinsurer will remain liable, after termination, in accordance with the terms and conditions of this Agreement, with respect to all reinsurance effective prior to termination of the Agreement for new business.

H. Both parties shall continue to be entitled to all offset credits provided by Article XI up to the effective date of termination.

I. Ceding Company shall not have the right to assign or transfer any portion of the rights, duties and obligations of Ceding Company under the terms and conditions of this Agreement without the written approval of Reinsurer.

J. In the event of reinstatement as described in paragraph D above, there will be an interest charge at the three (3) month LIBOR Rate (as published in the Wall Street Journal), plus 1%, determined on the first business day following the end of the 30-day notice period. The settlement is considered overdue at the end of the 30-day notice period and interest shall commence from the overdue date.

                               ARTICLE XX NOTICES

All notices required to be given hereunder shall be in writing and shall be deemed delivered if personally delivered, sent via facsimile, or dispatched by certified or registered mail, return receipt requested, postage prepaid, addressed to the parties as follows:

                  [Name and Address of Ceding Company]

                  [Name and Address of Reinsurer]

Notice shall be deemed given on the date it is received in the mail or sent via facsimile in accordance with the foregoing. Any party may change the address to which to send notices by notifying the other party of such change of address in writing in accordance with the foregoing.

This Agreement constitutes the entire contract between the parties and shall be deemed to have been made under and governed by the laws of the State of Connecticut. Any amendment or modification hereto shall be in writing, endorsed upon or attached hereto and signed by both Ceding Company and Reinsurer.

In witness thereof, the parties hereto have caused this Agreement to be signed in duplicate on the dates indicated to be effective as of the date specified above.


                            CEDING COMPANY

Date:                       By:
     ---------------------     -----------------------------

                            REINSURER

Date:                       By:
     ---------------------     -----------------------------

                                   SCHEDULE A

                   Maximum Limits of Reinsurance in Reinsurer


The maximum purchase amount issued on the life of each insured*:

                                        [$       ]

The total purchase amount is the sum of all premium contributions for each contract in which the insured is the owner or annuitant. For purchase amounts in excess of the maximum, Reinsurer's death benefit liability will be reduced by the ratio of purchase amounts in excess of the maximum to the total purchase amounts.










*The insured is defined as the first to die of the owner and the annuitant.

                                   SCHEDULE B

             Contracts and Funds Subject to this Reinsurance Agreement

Form Number                Policy Description                    Date
-----------                ------------------                    ----



FUNDS:

a) Fixed Accounts on the above forms
b) Variable Accounts as listed below:


Fund Description
----------------

                                   SCHEDULE C

                        GUARANTEED MINIMUM DEATH BENEFIT

A. Ceding Company will determine the Guaranteed Minimum Death Benefit for each deceased within seven (7) working days of written notice of death.

The guaranteed minimum death benefit will have the meaning described in the
attached policy form [        ].

                                   SCHEDULE D

                        Monthly Reinsurance Premium Rates
                        For Inforce Business as of [Date]

                                 Exposure Based
                              Per [$     ] Exposed

                AGES                               MALE                                FEMALE
------------------------------------- ----------------------------------- -----------------------------------
               < 35
------------------------------------- ----------------------------------- -----------------------------------
               35-39
------------------------------------- ----------------------------------- -----------------------------------
               40-44
------------------------------------- ----------------------------------- -----------------------------------
               45-49
------------------------------------- ----------------------------------- -----------------------------------
               50-54
------------------------------------- ----------------------------------- -----------------------------------
               55-59
------------------------------------- ----------------------------------- -----------------------------------
               60-64
------------------------------------- ----------------------------------- -----------------------------------
               65-69
------------------------------------- ----------------------------------- -----------------------------------
               70-74
------------------------------------- ----------------------------------- -----------------------------------
               75-79
------------------------------------- ----------------------------------- -----------------------------------
               80-84
------------------------------------- ----------------------------------- -----------------------------------
               85-89
------------------------------------- ----------------------------------- -----------------------------------